 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2018.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROOKFIELD PROPERTY PARTNERS L.P.

(Exact name of registrant as specified in its charter)

BERMUDA (State or other jurisdiction of incorporation or organization)	NOT APPLICABLE (I.R.S. Employer Identification No.)

73 FRONT STREET HAMILTON
HM 12 BERMUDA
(441) 294-3309

(Address of principal executive offices)

BROOKFIELD PROPERTY PARTNERS BPY UNIT OPTION PLAN (GGP)
(Full title of the plan)

BRYAN K. DAVIS
BROOKFIELD PROPERTY GROUP LLC
BROOKFIELD PLACE
250 VESEY STREET, 15TH FLOOR

NEW YORK, NY 10281-1023
(212) 417-7000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Limited Partnership Units	3,520,000 (3)	$19.87	$69,924,800	$8,705.64

(1)	Plus such indeterminate number of limited partnership units of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the limited partnership units of Brookfield Property Partners L.P. on August 23, 2018 on the NASDAQ (a date within five business days of the filing of this Registration Statement).

(3)	Represents limited partnership units of the Registrant issuable under the Brookfield Property Partners BPY Unit Option Plan (GGP) (the “Plan”). The Plan relates solely to awards issued in substitution for similar awards that were outstanding under the General Growth Properties, Inc. 2010 Equity Inventive Plan (the “GGP Plan”) prior to the consummation of the transactions (collectively, the “Transaction”) pursuant to the Agreement and Plan of Merger by and among the Registrant, Goldfinch Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Registrant, and GGP Inc., dated as of March 26, 2018, as amended. The Transaction closed on August 28, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information And Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Brookfield Property Partners L.P. as required by Part I of Form S-8 and by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by us with the Commission are incorporated in the Registration Statement by reference:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which includes our audited consolidated financial statements for such fiscal year.

(b) All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2017.

(c) The description of our limited partnership units contained in our registration statement on Form F-4 in respect of the Transaction filed with the Commission, as amended on June 25, 2018.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The sections of our Annual Report entitled “Related Party Transactions—Our Master Services Agreement”, “Directors, Senior Management and Employees—Board Practices—Indemnification and Limitations on Liability”, “Memorandum and Articles of Association—Description of Our Units and Our Limited Partnership Agreement—Indemnification; Limitations of Liability” and “Memorandum and Articles of Association—Description of the Property Partnership Limited Partnership Agreement—Indemnification; Limitations of Liability” include disclosure relating to the indemnification of certain of our affiliates and are incorporated by reference herein.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.     Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Certificate of Registration of Brookfield Property Partners L.P., registered as of January 3, 2013 (incorporated by reference to Exhibit 3.1 to Brookfield Property Partners L.P.’s Amendment No. 1 to the Registration Statement on Form F-4 filed with the Commission on January 27, 2014)

4.2	Second Amended and Restated Limited Partnership Agreement of Brookfield Property Partners L.P., dated August 8, 2013 (incorporated by reference to Exhibit 99.2 to Brookfield Property Partners L.P.’s Form 6-K filed with the Commission on August 8, 2013)

4.3	Third Amended and Restated Limited Partnership Agreement of Brookfield Property L.P., dated August 27, 2018 (incorporated by reference to Exhibit 99.1 to Brookfield Property Partners L.P.’s Form 6-K filed with the Commission on August 28, 2018)

4.4	Brookfield Property Partners BPY Unit Option Plan (GGP)

5.1	Opinion of Appleby (Bermuda) Limited

23.1	Consent of Deloitte LLP relating to audited consolidated financial statements of Brookfield Property Partners L.P.

23.2	Consent of Deloitte & Touche LLP relating to audited consolidated financial statements of Brookfield Property REIT Inc. (formerly GGP Inc.)

23.5	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 28th day of August, 2018.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
Jane Sheere Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brian W. Kingston, Bryan K. Davis and Jane Sheere, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 28, 2018.

Signature	Title

/s/ Brian W. Kingston	Chief Executive Officer of Brookfield Property Group
Brian W. Kingston	LLC, a manager of the registrant
(Principal Executive Officer)

/s/ Bryan K. Davis	Chief Financial Officer of Brookfield Property Group
Bryan K. Davis	LLC, a manager of the registrant
(Principal Financial and Accounting Officer)

/s/ Richard B. Clark	Chairman of the Board, Director
Richard B. Clark

/s/ Jeffrey Blidner	Director
Jeffrey Blidner
/s/ Soon Young Chang	Director
Soon Young Chang

/s/ Omar Carneiro da Cunha	Director
Omar Carneiro da Cunha

/s/ Stephen DeNardo	Director
Stephen DeNardo

/s/ Louis Joseph Maroun	Director
Louis Joseph Maroun

/s/ Lars Rodert	Director
Lars Rodert

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Property Partners L.P. in the United States, on this 28th day of August, 2018.

Authorized U.S. Representative

By:	/s/ Bryan K. Davis
Name: Bryan K. Davis Title: Chief Financial Officer of Brookfield Property Group LLC, a manager of the registrant